Exhibit 2 (b)

BTI FINANCIAL GROUP
Restructuring Plan

Background and Objective

        BTI Financial Group ("BTI") and Bar Harbor Banking and Trust Company (the "Bank")currently are wholly owned subsidiaries of Bar Harbor Bankshares ("Bankshares"). BTI, in turn, is the sole shareholder of (i) Bar Harbor Trust Services ("Trust Services"), a trust company offering traditional trust services, (ii) Dirigo Investments, Inc. ("Dirigo"), registered broker/dealer offering securities brokerage services; and (iii) Block Capital Management ("Block"), a registered investment advisor providing investment advisory services.

        The board of directors of Bankshares has decided that it is in the best interests of its shareholders to cease offering broker/dealer and investment advisory services through Dirigo and Block and to continue to offer traditional trust services through a direct subsidiary of the Bank.

Plan Implementation

        BTI Restructuring Plan will be implemented as follows:

        1. BTI will cause Block to (i) cease offering investment advisory services; (ii) terminate its existing management agreement with Trust Services; (iii) transfer its remaining assets to Trust Services, and (iv) legally dissolve.

        2. BTI will cause Dirigo to (i) wind down and terminate its broker/dealer business, (ii) transfer its remaining assets to a division of the Bank, which intends to enter into a third-party brokerage arrangement with Infinex Investments, Inc., and (iii) legally dissolve.

        3. Following dissolution of Block and Dirigo, BTI will transfer its capital stock in Trust Services to the Bank.

        4. Bankshares will cause BTI to adopt a Plan of Dissolution pursuant to which it will distribute its remaining assets to Bankshares and legally dissolve.

        5. The respective officers of Bankshares, the Bank, BTI, Trust Services, Block and Dirigo will be authorized to take such actions as may be necessary or appropriate in order to obtain necessary regulatory and other third party approvals and otherwise to implement the BTI Restructuring Plan.